EXHIBIT 99.1

Total Entertainment Restaurant Corp. Announces Name Change to Fox & Hound Restaurant Group

WICHITA, Kan., May 20, 2005 (PRIMEZONE) -- Total Entertainment Restaurant Corp. (Nasdaq:TENT) announced today that the Company has changed its name to Fox & Hound Restaurant Group.

As a result of this change, the company's common stock, which has traded under the symbol "TENT" will begin trading under a new symbol "FOXX" commencing Monday, May 23, 2005. The Company's stock will continue to trade on Nasdaq.

Fox & Hound Restaurant Group has been assigned CUSIP number 351321 10 4.

Holders of stock certificates bearing the name Total Entertainment Restaurant Corp. may continue to hold those certificates and will not be required to exchange them for new stock certificates or take any other action.

CONTACT:  Total Entertainment Restaurant Corp.
          Jim Zielke
          316/201-4006